UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2016

GRIFFON CORPORATION
 (Exact Name of Registrant as Specified in Charter)

Delaware	1-06620	11-1893410
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 18th Floor New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 957-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 22, 2016, Griffon Corporation (the “Company”) and certain of its subsidiaries amended and restated its revolving credit facility to

•	increase the size of the facility from $250 million to $350 million, and

•	extend its maturity to March 22, 2021.

The amendment and restatement also modifies certain other provisions of the credit facility, as described below.

The other parties to the Third Amended and Restated Credit Agreement (the “Amended Credit Agreement”) are JPMorgan Chase Bank, N.A. (the “Administrative Agent”), Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as co-syndication agents, Bank of America, N.A., Capital One, N.A. and Citizens Bank, National Association, as co-documentation agents, and the other lenders party thereto.

The Amended Credit Agreement provides for a revolving credit facility (the “Facility”) in the aggregate principal amount of $350 million (increased from $250 million), and includes a letter of credit sub-facility with a limit of $50 million and a multi-currency sub-facility of $50 million.

The Amended Credit Agreement contains a customary accordion feature that permits us to request an increase in the aggregate principal amount of the Facility by up to an additional $50 million, and also permits us to request an extension of maturity for some or all of the commitments under the Facility. The consent of each individual lender is required to increase such lender’s commitment under the Facility or to extend the maturity of such lender’s commitment under the Facility.

Borrowings under the Facility may be repaid and re-borrowed at any time, subject to final maturity of the Facility or the occurrence of an event of default under the Amended Credit Agreement. Maturity of the Facility has been extended to March 22, 2021 (from March 13, 2020).

Except for dispositions that, in the aggregate, do not exceed 20% of the consolidated assets of the Company and subject to certain reinvestment rights and other exceptions, we will be required to make repayments (and reduce the commitments) under the Facility upon the disposition of certain of our assets.

Interest is payable on the outstanding aggregate principal amount of the Facility at either a LIBOR (or EURIBOR) benchmark rate, or at a Base Rate benchmark rate, in either case plus an applicable margin, which will decrease based on our financial performance. Current margins are 2.25% for LIBOR (or EURIBOR) loans and 1.25% for Base Rate loans, in each case without a floor.

The Facility contains the following three financial maintenance tests:

•
A consolidated leverage ratio that is calculated as a ratio of consolidated net funded debt to consolidated EBITDA. This ratio is initially set at 5.50:1.00 but will step-down over the life of the Facility.

•	A consolidated senior secured leverage ratio that is calculated as a ratio of consolidated senior secured funded debt to consolidated EBITDA. This ratio is set at 3:1.

•	A consolidated interest coverage ratio that is calculated as a ratio of consolidated EBITDA to consolidated interest expense. This ratio is set at 2.5:1.
Other material terms of the Facility include customary affirmative and negative covenants and events of default. Certain restrictions that we are subject to include, without limitation, restrictions on indebtedness, liens, restricted payments, investments and capital expenditures.
Under our existing guaranty and collateral agreement, borrowings under the Amended Credit Agreement are guaranteed by our material domestic subsidiaries, and are secured on a first priority basis by (i) substantially all assets (except real estate and fixtures) of the Company and its material domestic subsidiaries, and (ii) a pledge of not greater than 65% of the equity interest in each of our material, first-tier foreign subsidiaries. None of our foreign subsidiaries guarantee our obligations under the Amended Credit Agreement.

A copy of the Amended Credit Agreement is filed herewith as Exhibit 99.1. The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement.

Item 9.01. Financial Statements and Exhibits
           (d)      Exhibits

Exhibit
Number	Exhibit Title

99.1
Third Amended and Restated Credit Agreement, dated as of March 22, 2016, among Griffon Corporation, a Delaware corporation, the several banks and other financial institutions or entities from time to time party thereto, Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as co-syndication agents, Bank of America, N.A., Capital One, N.A. and Citizens Bank, National Association, as co-documentation agents and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2016	GRIFFON CORPORATION.

	By:	/s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

99.1
Third Amended and Restated Credit Agreement, dated as of March 22, 2016, among Griffon Corporation, a Delaware corporation, the several banks and other financial institutions or entities from time to time party thereto, Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as co-syndication agents, Bank of America, N.A., Capital One, N.A. and Citizens Bank, National Association, as co-documentation agents and JPMorgan Chase Bank, N.A., as administrative agent.